EXHIBIT 4.7

WARRANT AGREEMENT

COMPUTERSHARE, INC.
WARRANT AGREEMENT

This Agreement is between Healthy Fast Food, Inc., a Nevada corporation (the “Company”), and Computershare, Inc. a Delaware corporation and its fully owned subsidiary Computershare Trust Company, N.A. a federally chartered trust company, having its principal office at 250 Royall Street, Canton, MA 02021 (Collectively “Warrant Agent”, or individually “Computershare” and the “Trust Company”, respectively).

The Company, at or about the time that it is entering into this Agreement, proposes to issue and sell to public investors up to 3,450,000 Units (together with the additional units issuable as provided herein, the “Units”).  Each Unit consists of one share of common stock, $0.001 par value, of the Company and one redeemable Class C Warrant (each a "Class C Warrant," collectively, the "Class C Warrants").  Each Class C Warrant is exercisable to purchase one share of Common Stock upon the terms and conditions and subject to adjustment in certain circumstances, all as set forth in this Agreement.

The Company proposes to issue to the underwriter, Paulson Investment Company, Inc. ("Paulson") in the public offering of Units referred to above (the "Public Offering") warrants to purchase up to 300,000 additional Units.

The Company wishes to retain the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, transfer, exchange and replacement of the certificates evidencing the Class C Warrants to be issued under this Agreement (each a "Warrant Certificate," collectively, the “Warrant Certificates”) and the exercise of the Class C Warrants;

The Company and the Warrant Agent wish to enter into this Agreement to set forth the terms and conditions of the Class C Warrants and the rights of the holders thereof (“Warrant Holders”) and to set forth the respective rights and obligations of the Company and the Warrant Agent.  Each Warrant Holder is an intended beneficiary of this Agreement with respect to the rights of Warrant Holders herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

1.
Warrants.  Each Class C Warrant will entitle the registered holder of a Class C Warrant to purchase from the Company one share of Company common stock, $0.001 par value per share (each a “Share,” collectively, the "Shares") at $___ [150% of the public offering price of the Units] per Share (the “Exercise Price”).  The Exercise Price is subject to adjustments as provided in Section 13 hereof.  A Warrant Holder may exercise all or any number of Class C Warrants resulting in the purchase of a whole number of Shares.

2.
Exercise Period.  The Class C Warrants may be exercised at any time during the period (the “Exercise Period”) commencing ____________, 2010 and ending at 5:00 p.m., Eastern Time on ______________, 2015 (“Expiration Date”) set forth in the Class C Warrant.  After the Expiration Date, any unexercised Class C Warrants will be void and all rights of Warrant Holders shall cease; provided, however, the Company may, in its sole discretion, extend the Exercise Period and delay the Expiration Date by providing not less than 10 days' prior notice, which may be in the form of a press release, of such extension.

3.
Execution of Warrant Certificates.  Warrant Certificates shall be in registered form only and shall be substantially in the form set forth in Exhibit A attached to this Agreement.  Warrant Certificates shall be signed by, or shall bear the facsimile signature of, the President or a Vice President of the Company and the Secretary or an Assistant Secretary of the Company and shall bear a facsimile of the Company’s corporate seal.  If any person, whose facsimile signature has been placed upon any Warrant Certificate or the signature of an officer of the Company, shall have ceased to be such officer before such Warrant Certificate is countersigned, issued and delivered, such Warrant Certificate shall be countersigned, issued and delivered with the same effect as if such person had not ceased to be such officer.  Any Warrant Certificate may be signed by, or made to bear the facsimile signature of, any person who at the actual date of the preparation of such Warrant Certificate shall be a proper officer of the Company to sign such Warrant Certificate even though such person was not such an officer upon the date of the Agreement.

4.
Countersigning.  Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned.  The Warrant Agent hereby is authorized to countersign and deliver to, or in accordance with the instructions of, any Warrant Holder any Warrant Certificate which is properly issued.

5.
Registration of Transfer and Exchanges.  The Warrant Agent shall from time to time register the transfer of any outstanding Warrant Certificate upon records maintained by the Warrant Agent for such purpose upon surrender of such Warrant Certificate to the Warrant Agent for transfer, accompanied by appropriate instruments of transfer in form satisfactory to the Company and the Warrant Agent and duly executed by the Warrant Holder or a duly authorized attorney.  Upon any such registration of transfer, a new Warrant Certificate shall be issued in the name of and to the transferee and the surrendered Warrant Certificate shall be cancelled.

6.	Exercise of Warrants.

(a)
Subject to the terms of the Class C Warrant, any Class C Warrant may be exercised upon any single occasion during the exercise period.  A Class C Warrant shall be exercised by the Warrant Holder by surrendering to the Warrant Agent the Warrant Certificate with the exercise form on the reverse of such Class C Warrant Certificate duly completed and executed and delivering to the Warrant Agent (or by providing such other notice of exercise made available by the Company), by good check or bank draft payable to the order of the Warrant Agent, the Exercise Price for each Share to be purchased.  Notwithstanding the foregoing, the Company will extend a three day "protect" period after the Expiration Date so that any Class C Warrant for which notice of exercise is received in the three business days prior to and including the Expiration Date shall be deemed exercised so long as the Exercise Price is received by the Warrant Agent no more than three business days after the notice of exercise.

(b)
Upon receipt of a Warrant Certificate with the exercise form thereon duly executed together with payment in full of the Exercise Price for the Shares for which Class C Warrants are then being exercised, the Warrant Agent shall requisition from any transfer agent for the Shares, and upon receipt shall make delivery of, certificates evidencing the total number of whole Shares for which Class C Warrants are then being exercised in such names and denominations as are required for delivery to, or in accordance with the instructions of, the Warrant Holder.  Such certificates for the Shares shall be deemed to be issued, and the person whom such Shares are issued of record shall be deemed to have become a holder of record of such Shares, as of the date of the surrender of such Warrant Certificate and payment of the Exercise Price, whichever shall last occur; provided that if the transfer books of the Company with respect to the Shares, shall be closed, the certificates for the Shares issuable upon exercise of the Class C Warrant shall be issued as of the date on which such books shall next be open, and the person to whom such Shares are issued of record shall be deemed to have become a record holder of such Shares as of the date on which such books shall next be open (whether before, on or after the Expiration Date) and until such date the Warrant Agent shall be under no duty to deliver any certificate for such Shares.

(c)
If less than all a Warrant Holder’s Warrants are exercised upon a single occasion, a new Warrant Certificate for the balance of the Class C Warrants not so exercised shall be issued and delivered to, or in accordance with, transfer instructions properly given by the Warrant Holder until the Expiration Date.

(d)	All Warrant Certificates surrendered upon exercise shall be cancelled.

(e)
Upon the exercise of any Class C Warrant, the Warrant Agent shall promptly deposit the payment into an escrow account established by mutual agreement of the Company and the Warrant Agent at a federally insured commercial bank.  All funds deposited in the escrow account will be disbursed on a weekly basis to the Company once they have been determined by the Warrant Agent to be collected funds.  Once the funds are determined to be collected, the Warrant Agent shall cause the share certificate(s) representing the exercised Class C Warrants to be issued.

(f)
Expenses incurred by the Warrant Agent will be paid by the Company.  These expenses, including delivery of Share certificates to the shareholder, will be deducted from the Exercise Price submitted by a Warrant Holder prior to the distribution of funds to the Company.  A detailed accounting statement relating to the number of Class C Warrants exercised, names and registered Warrant Holder(s) and the net amount of exercised funds remitted will be given to the Company with the payment of each exercise amount.

7.           Warrant Solicitation and Warrant Solicitation Fee.

(a)	The Company has engaged Paulson, on a non-exclusive basis, as its agent for the solicitation of the exercise of the Class C Warrants. The

Company will, at its cost, (i) assist Paulson with respect to such solicitation, if requested by Paulson, and (ii) provide Paulson, and direct the Warrant Agent to deliver to Paulson lists of the record and, to the extent known, beneficial owners of the Company’s Class C Warrants.  The Company hereby instructs the Warrant Agent to cooperate with Paulson in every respect in connection with Paulson’s solicitation activities, including, but not limited to, providing to Paulson, at the Company’s cost, a list of record and beneficial holders of the Class C Warrants and circulating a prospectus or offering circular disclosing the compensation arrangements referenced in Section 7(b) below to holders of the Class C Warrants at the time of exercise of the Class C Warrants.  In addition to the conditions set forth in Section 7(b), Paulson shall accept payment of the warrant solicitation fee provided in Section 7(b) only if permitted under the rules and regulations of the Financial Industry Regulatory Authority and only to the extent that a holder who exercises Class C Warrants specifically designates, in writing, that Paulson solicited the exercise.

(b)
In each instance in which a Class C Warrant is exercised, the Warrant Agent shall promptly give written notice of such exercise to the Company and Paulson (“Warrant Agent’s Exercise Notice”). If, upon the exercise of any Class C Warrant more than one year from the effective date of the registration statement, registering the Class C Warrants, (i) the market price of the Company’s common stock is greater than the Exercise Price, (ii) disclosure of compensation arrangements between the Company and Paulson with respect to the solicitation of the exercise of the Class C Warrants was made both at the time of the Public Offering and at the time of exercise (by delivery of the prospectus or as otherwise required by applicable law, rule or regulation), (iii) the holder of the Class C Warrant confirms in writing that the exercise of the Warrant was solicited by Paulson, (iv) the Class C Warrant was not held in a discretionary account, and (v) the solicitation of the exercise of the Class C Warrant was not in violation of Regulation M (as such rule or any successor rule may be in effect as of such time of exercise) promulgated under the Securities Exchange Act of 1934, as amended, then the Warrant Agent, simultaneously with the distribution of the Share underlying the Class C Warrant so exercised in accordance with the instructions from the Company following receipt of the proceeds to the Company received upon exercise of such Class C Warrant, shall, on behalf of the Company, pay a fee of 5% of the Exercise Price to Paulson, provided that Paulson delivers to the Warrant Agent within ten (10) business days from the date on which Paulson has received the Warrant Agent’s Exercise Notice, a certificate that the conditions set forth in the preceding clauses (iii), (iv) and (v) have been satisfied. Notwithstanding the foregoing, no fee will be paid to Paulson with respect to the exercise by Paulson or its affiliates of Class C Warrants purchased by it or them and still held by it or them for its or their own account. Paulson and the Company may at any time during business hours, examine the records of the Warrant Agent, including its ledger of original Warrant Certificates returned to the Warrant Agent upon exercise of Class C Warrants.

(c)	The provisions of this Section 7. may not be modified, amended or deleted without the prior written consent of Paulson.

8.           Redemption of Warrants.

(a)
Beginning ______ after the closing of the Public Offering, the Class C Warrants outstanding at the time of a redemption may be redeemed at the option of the Company, in whole or in part on a pro-rata basis, by giving not less than 30 days prior notice as provided in Section 8(c) below, which notice may not be given before, but may be given at any time after the date on which the closing price of the Company’s common stock on the principal exchange or trading facility on which it is then traded has equaled or exceeded $_____ [200% of the public offering price of the Units] for five consecutive trading days.

(b)
The price at which Class C Warrants may be redeemed (the “Redemption Price”) is $0.25 per Warrant.  On and after the redemption date the holders of record of redeemed Class C Warrants shall be entitled to payment of the Redemption Price upon surrender of the Warrant Certificates of such redeemed Class C Warrants to the Company at the office of the Warrant Agent.

(c)
Notice of redemption of Class C Warrants shall be given at least 30 days prior to the redemption date by notifying the Warrant Agent in writing, by notifying the Warrant Holders of the Class C Warrants via publication of a press release, and by taking such other steps as may be required under applicable law.

(d)
From and after the redemption date, all rights of the holders with respect to the redeemed Class C Warrants (except the right to receive the Redemption Price) shall terminate, but only if (i) no later than one day prior to the redemption date the Company shall have irrevocably deposited with the Warrant Agent as paying agent a sufficient amount to pay on the redemption date the Redemption Price for all Warrants called for redemption and (ii) the notice of redemption shall have stated the name and address of the Warrant Agent and the intention of the Company to deposit such amount with the Warrant Agent no later than one day prior to the redemption date.  Notwithstanding the foregoing, the Company will extend a three day "protect" period beginning on and continuing two days after the redemption date so that any Class C Warrant for which notice of exercise is received in the three business days prior to the redemption date shall be deemed exercised so long as the Exercise Price is received by the Warrant Agent no more than three business days after the notice of exercise.

(e)
On the redemption date, the Warrant Agent shall pay to the holders of record of redeemed Class C Warrants all monies received by the Warrant Agent for the redemption of Class C Warrants to which the holders of record of such redeemed Warrants who shall have surrendered their Warrant Certificates are entitled.  The Warrant Agent shall have no obligation to pay for the redemption of Class C Warrants except to the extent that funds for such payment have been provided to it by the Company.

(f)
All amounts deposited with the Warrant Agent that are not required for redemption of Class C Warrants may be withdrawn by the Company.  Any amounts deposited with the Warrant Agent that shall be unclaimed after six months after the redemption date shall be redelivered back to the Company, and thereafter the holders of the Class C Warrants called for redemption for which such funds were deposited shall look solely to the Company for payment, it being understood that the Warrant Agent shall be under no obligation to report or remit unclaimed property to appropriate states in compliance with applicable law.  The Company acknowledges that the bank accounts maintained by the Warrant Agent in connection with the services hereunder will be in its name and that the Warrant Agent may receive investment earnings in connection with the investment at the Warrant Agent’s risk and for its benefit of funds held in those accounts from time to time.

(g)
If the Company fails to make a sufficient deposit with the Warrant Agent as provided above, the holder of any Class C Warrants called for redemption may at the option of the holder (i) by notice to the Company declare the notice of redemption a nullity as to such holder, or (ii) maintain an action against the Company for the Redemption Price.  If the holder brings such an action, the Company will pay reasonable attorneys’ fees of the holder.  If the holder fails to bring an action against the Company for the Redemption Price within 60 days after the redemption date, the holder shall be deemed to have elected to declare the notice of redemption to be a nullity as to such holder and such notice shall be without any force or effect as to such holder.  Except as otherwise specifically provided in this paragraph 8(g), a notice of redemption, once published by the Company as provided in paragraph 8(c) shall be irrevocable.

(h)
Notwithstanding anything to the contrary in this Section 8, the Company may not provide notice of any redemption pursuant to this Section 8 at any time at which the Class C Warrants are not currently exercisable as a result of the application of Section 12.  If, during the period between notice of redemption and the Redemption Date, the Class C Warrants become not currently exercisable as a result of the application of Section 12, the Redemption Date shall be extended to be the tenth business day after such restriction on exercise lapses.

9.
Taxes.  The Company will pay all taxes attributable to the initial issuance of Shares upon exercise of Class C Warrants.  The Company shall not, however, be required to pay any tax which may be payable in respect to any transfer involved in any issue of Warrant Certificates or in the issue of any certificates of Shares in the name other than that of the Warrant Holder upon the exercise of any Class C Warrant.

10.	Mutilated or Missing Warrant Certificates. On receipt by the Company and the Warrant Agent of evidence satisfactory as to the ownership of and the loss, theft,

destruction or mutilation of any Warrant Certificate, the Company shall execute and the Warrant Agent shall countersign and deliver in lieu thereof, a new Warrant Certificate.  In the case of loss, theft or destruction of any Warrant Certificate, the Registered Owner requesting issuance of a new Warrant Certificate shall be required to secure an indemnity bond from an approved surety bonding company.  In the event a Warrant Certificate is mutilated, such Warrant Certificate shall be surrendered and canceled by the Warrant Agent prior to delivery of a new Warrant Certificate.  Applicants for a substitute Warrant Certificate shall also comply with such other regulations and pay such other reasonable charges as the Warrant Agent may prescribe.

11.
Reservation of Shares.  For the purpose of enabling the Company to satisfy all obligations to issue Shares upon exercise of Class C Warrants, the Company will at all times reserve and keep available free from preemptive rights, out of the aggregate of its authorized but unissued shares, the full number of Shares which may be issued upon the exercise of the Class C Warrants and such Shares will upon issue be fully paid and nonassessable by the Company and free from all taxes, liens, charges and security interests with respect to the issue thereof.

12.
Governmental Restrictions.  If any Shares issuable upon the exercise of Class C Warrants require registration or approval of any governmental authority, the Company will use all commercially reasonable efforts to cause such Shares to be duly registered, or approved, as the case may be, and, to the extent practicable, take all such action in anticipation of and prior to the exercise of the Class C Warrants, including, without limitation, filing any and all post-effective amendments to the Company’s Registration Statement on Form S-1 (Registration No. 333-164096) necessary to permit a public offering of the Shares underlying the Class C Warrants at any and all times during the term of this Agreement; provided, however, that in no event shall such Shares be issued, and the Company is authorized to refuse to honor the exercise of any Class C Warrant, if such exercise would result in, in the opinion of the Company’s Board of Directors, upon advice of counsel, in the violation of any law.  In the case of a Class C Warrant exercisable solely for securities listed on a securities exchange or for which there are at least three independent market makers, in lieu of obtaining such registration or approval, the Company may elect to redeem Class C Warrants submitted to the Warrant Agent for exercise for a price equal to the difference between the aggregate low asked price, or closing price, as the case may be, of the securities for which such Class C Warrant is exercisable on the date of such submission and the Exercise Price of such Class C Warrants.  In the event of such redemption, the Company will pay to the holder of such Warrants the above-described redemption price in cash within 10 business days after receipt of notice from the Warrant Agent that such Class C Warrants have been submitted for exercise.  If, at the Expiration Date, the Class C Warrants are not currently exercisable as a result of the provisions of this paragraph, the Expiration Date shall be extended to a date that is 30 calendar days following notice to the Warrant Holders that the Class C Warrants are again exercisable and references to the Expiration Date herein shall thereafter refer to such extended Expiration Date.

13.	Adjustments.

(a)
If prior to the exercise of any Class C Warrants, the Company shall have effected one or more stock split-ups, stock dividends or other increases or reductions of the number of shares of its $0.001 par value common stock outstanding without receiving compensation therefor in money, services or property, the number of shares of common stock subject to the Class C Warrants shall (i) if a net increase shall have been effected in the number of outstanding shares of the Company’s common stock, be proportionately increased, and the Exercise Price payable per share shall be proportionately reduced, and, (ii) if a net reduction shall have been effected in the number of outstanding shares of the Company’s common stock, be proportionately reduced and the Exercise Price payable per share be proportionately increased.

(b)	The Company may, in its sole discretion, lower the Exercise Price at any time prior to the Expiration Date for a period of not less than 20 days.

14.
Notice to Warrant Holders.  Upon any adjustment as described in Section 13, the Company shall (i) cause to be filed with the Warrant Agent a certificate signed by a Company officer setting forth the details of such adjustment, the method of calculation and the facts upon which such calculation is based, which certificate shall be conclusive evidence of the correctness of the matters set forth therein, (ii) cause notice of such adjustments to be given to the Warrant Holders of record, which notice may be by publication of a press release and by taking such other steps as may be required under applicable laws.  Without limiting the obligation of the Company hereunder to provide notice to each Warrant Holder, failure of the Company to give notice shall not invalidate any corporate action taken by the Company.

15.
No Fractional Warrants or Shares.  The Company shall not be required to issue fractions of Shares issuable upon exercise of the Class C Warrants, upon the reissue of Class C Warrants, or any adjustments as described in Section 12 or otherwise; but the Company in lieu of issuing any such fractional interest, shall round up or down to the nearest full Share issuable upon exercise of the Class C Warrant.  If the total Class C Warrants surrendered by exercise would result in the issuance of a fractional share, the Company shall not be required to issue a fractional share but rather the aggregate number of shares issuable will be rounded up or down to the nearest full share.

16.
Rights of Warrant Holders.  No Warrant Holder, as such, shall have any rights of a shareholder of the Company, either at law or equity, and the rights of the Warrant Holders, as such, are limited to those rights expressly provided in the Warrant Certificate.  The Company and the Warrant Agent may treat the registered Warrant Holder in respect of any Class C Warrant as the absolute owner thereof for all purposes notwithstanding any notice to the contrary.

17.
Warrant Agent.  The Company hereby appoints the Warrant Agent to act as the agent of the Company and the Warrant Agent hereby accepts such appointment upon the following terms and conditions by all of which the Company and every Warrant Holder, by acceptance of his Warrant Certificates, shall be bound:

(a)
Statements contained in this Agreement and in the Warrant Certificate shall be taken as statements of the Company.  The Warrant Agent assumes no responsibility for the correctness of any of the same except such as describes the Warrant Agent or for action taken or to be taken by the Warrant Agent.

(b)	The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the Company’s covenants contained in this Agreement or in the Warrant Certificates.

(c)
The Warrant Agent may consult at any time with counsel satisfactory to it (who may be counsel for the Company) and the Warrant Agent shall incur no liability or responsibility to the Company or to any Warrant Holder in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel, provided the Warrant Agent shall have exercised reasonable care in the selection and continued employment of such counsel.

(d)
The Warrant Agent shall incur no liability or responsibility to the Company or to any Warrant Holder for any action taken in reliance upon any notice, resolution, waiver, consent, order, certificate or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(e)
The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent in the execution of this Agreement, to reimburse the Warrant Agent for all expenses, taxes and governmental charges and all other charges of any kind or nature incurred by the Warrant Agent in the execution of this Agreement and to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and counsel fees, for this Agreement except as a result of the Warrant Agent’s gross negligence or bad faith or willful misconduct.

(f)
The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more Warrant Holders shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses which may be incurred in connection with such action, suit or legal proceeding, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without any such security or indemnity.  All rights of action under this Agreement or under any of the Class C Warrants may be enforced by the Warrant Agent without the possession of any of the Warrant Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent, and any recovery of judgment shall be for the ratable benefit of the Warrant Holders as their respective rights or interest may appear.

(g)
The Warrant Agent and any shareholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Class C Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement.  Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

18.
Successor Warrant Agent.  Any corporation into which the Warrant Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to the corporate trust business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder with the same powers, rights, responsibilities and obligations of the Warrant Agent without the execution or filing of any paper or any further act of a party or the parties hereto.  In any such event or if the name of the Warrant Agent is changed, the Warrant Agent or such successor may adopt the countersignature of the original Warrant Agent and may countersign such Class C Warrants either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent.

19.
Change of Warrant Agent.  The Warrant Agent may resign or be discharged by the Company from its duties under this Agreement by the Warrant Agent or the Company, as the case may be, giving notice in writing to the other, and by giving a date when such resignation or discharge shall take effect, which notice shall be sent at least 30 days prior to the date so specified.  If the Warrant Agent shall resign, be discharged or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent.  If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by any Warrant Holder or after discharging the Warrant Agent, then the Company agrees to perform the duties of the Warrant Agent hereunder until a successor Warrant Agent is appointed.  After appointment and execution of a copy of this Agreement in effect a that time, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed and the former Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it thereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for effecting the delivery or transfer.  Failure to give any notice provided for in the section, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor Warrant Agent, as the case may be.

20.
Notices.  Any notice or demand authorized by this Agreement to be given or made by the Warrant Agent or by any Warrant Holder to or on the Company shall be sufficiently given or made if sent by facsimile, mail, first class, certified or registered, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

To the Company:
Healthy Fast Food, Inc.
1075 American Pacific, Suite C
Henderson, NV 89074
Attn:  President
Facsimile:  702-434-8572

To the Warrant Agent:
Computershare, Inc.
350 Indiana Street, Suite 800
Golden, CO, 80401
Attn:  Corporate Actions
Facsimile:  303-262-0606

Except as otherwise provided in this Agreement, any distribution, notice or demand required or authorized by this Agreement to be given or made by the Company or the Warrant Agent to or on the Warrant Holders shall be sufficiently given or made if sent by mail, first class, addressed to the Warrant Holders at their last known addresses as they shall appear on the registration books for the Warrant Certificates maintained by the Warrant Agent.

21.
Supplements and Amendments.  The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any Warrant Holders in order to cure any ambiguity or to correct or supplement any provisions herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable.  In furtherance of the foregoing, the Company may extend the duration of the Exercise Period and/or lower the Exercise Price pursuant to Sections 2 and 13, respectively, without the consent of the Warrant Holders.

22.
Successors.  All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

23.
Termination.  This Agreement shall terminate at the close of business on the Expiration Date or such earlier date upon which all Class C Warrants have been exercised; provided, however, that if exercise of the Class C Warrants is suspended pursuant to Section 12 and such suspension continues past the Expiration Date, this Agreement shall terminate at the close of business on the business day immediately following the expiration of such suspension.  The provisions of Section 17 shall survive such termination.

24.
Governing Law.  This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be construed in accordance with the laws of said State.

25.
Benefits of this Agreement.  Nothing in this Agreement shall be construed to give any person or corporation other than the Company, the Warrant Agent or the registered holders of the Warrant Certificates any legal or equitable right, remedy or claim under this Agreement.

26.
Counterparts.  This Agreement may be executed in any number of counterparts and the signatures delivered by facsimile or electronic means (e.g., PDF), each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized.

Date:  _________________________

Healthy Fast Food, Inc.

By: _______________________________________
Name:
Title:

Computershare, Inc. and
Computershare Trust Company, N.A.
On Behalf of Both Entities:

By: ________________________________________
Name:
Title:

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